Exhibit 99.1

SEEBEYOND ANNOUNCES PRELIMINARY FOURTH QUARTER 2003
RESULTS
Expects to Exceed Revenue Guidance and Achieve Breakeven EPS

MONROVIA, Calif., January 8, 2004 — SeeBeyond (Nasdaq: SBYN), provider of the world’s first integrated composite application network built on a comprehensive integration platform, today announced preliminary results for the fourth quarter ended December 31, 2003.

SeeBeyond expects to exceed guidance previously provided for the fourth quarter ended December 31, 2003. The Company expects to report revenue for the fourth quarter 2003 of approximately $40 million and license revenue of approximately $20 million. For the fourth quarter 2003 the Company expects to report earnings per share of $0.00. The Company’s estimated cash and cash equivalents are approximately $69 million as of December 31, 2003.

Previous guidance provided by the Company’s management on October 23, 2003 estimated revenue for the fourth quarter of 2003 to be in the range of $32.0 to $34.0 million, and net loss per share to be in the range of $(0.07) to $(0.05) per share.

“The fourth quarter brought a definite spike in momentum for SeeBeyond, as evidenced by our preliminary revenue results and estimated breakeven,” said Jim Demetriades, founder and CEO of SeeBeyond. “With the general availability of SeeBeyond ICAN 5.0, SeeBeyond is offering customers the world’s first truly open, portable and standards-based platform for the development and integration of composite applications. This unique technology coupled with a newly aligned management team is driving results – and marks the beginning of the return on our four-year investment in research and development. We look forward to continuing this momentum in 2004.”

SeeBeyond will announce final results for the fourth quarter and full year 2003, as well as provide updated forward looking guidance, on January 28, 2004.

About SeeBeyond

Drawing on 14 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond delivers the industry’s most comprehensive, standards-compliant network for the rapid assembly and deployment of enterprise-scale end-user applications built on existing systems and infrastructure. Going beyond eAI, the SeeBeyond(R) Integrated Composite Application Network (SeeBeyond ICAN) Suite is designed to help organizations dramatically improve business operations resulting in reduced costs, increased market share and improved customer service. SeeBeyond has more than 1,850 customers worldwide, including ABB, ABN Amro, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Hewlett-Packard, Pfizer, Samsung, Sprint, Sutter Health and United Healthcare. For more information, please visit www.seebeyond.com.

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SeeBeyond is a registered trademark of SeeBeyond Technology Corporation. All other brands or product names are trademarks of their respective owners.

Certain statements in this press release, including those related to estimated revenue, license revenue, earnings per share for the fourth quarter of fiscal 2003, the Company’s estimated December 31, 2003 cash and cash equivalents level, and the Company’s prospects for 2004, constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Exchange Act of 1934, as amended. Actual results for the fourth quarter of 2003 and full year 2003 may differ materially from those estimated in this press release due to factors that include risks associated with final review of the financial results and preparation of quarterly and annual financial statements, which may include unexpected accounting adjustments.  Actual results in future periods are subject to risks that could cause actual results to differ materially from those projected, including risks relating to the level of demand for our products and services from new and existing customers, the timing and amount of information technology-related spending, the general state of the economy, unpredictable and lengthy sales cycles, dependence on revenues from a single software suite, the ability of the Company to successfully market and sell the SeeBeyond ICAN software Suite 5.0, dependence on the success of the Company’s relationships with system integrators and other partners, and the impact of competition in the market for enterprise integration and composite application assembly solutions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K, as amended, for the year ended December 31, 2002, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.

Contacts:
Barry Plaga	Andrea Williams
Sr. Vice President and CFO	Sr. Director of Investor Relations
(626) 408-3100	(650) 622-2188
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com